EXHIBIT 99

 [ COMPANY LOGO APPEARS HERE ]


                                   FOR:  Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
 FOR IMMEDIATE RELEASE                   (773) 890-1010
 ---------------------
                               CONTACT:  Investor Relations:
                                         James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010


                    HOME PRODUCTS INTERNATIONAL ANNOUNCES
                DEPARTURE OF PRESIDENT OF NORTH AMERICAN SALES


      Chicago, IL, December 14, 2000 _ Home Products International, Inc. (Nasdaq: HPII) ("HPII"), a leader in the housewares industry, today announced that Jeff Dolan has left the Company to pursue other interests. Dolan had been President of North American Sales.

      James Tennant, Chairman and Chief Executive Officer of the Company, stated that HPI is looking to bolster its sales efforts and that this move underscores that effort. Mr. Tennant said, "We need to make certain that every area of the business is running at maximum output, and that includes sales. We are in the process of finding the right individual to lead that sales effort so that it is a win/win situation for the Company and for our customers. This is just the first in a series of strategic initiatives we are quickly undertaking that will lead to future growth and profitability."

 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products to all the largest national retailers.

 Some of the statements  made in this press  release are forward-looking  and concern the company's future growth, product development, markets and competitive position. While management will make its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause HPII's actual results to vary materially. These risks include market risks such as increased competition for both the company and its end users and changes in retail distribution channels; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those anticipated, expected or projected. The company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or development.